EXHIBIT 99.1

NEWS RELEASE

FOR:	U S Liquids Inc.
CONTACT:	Cary Grossman
Chief Financial Officer
(281)272-4507
cgrossman@usliquids.com

FOR IMMEDIATE RELEASE

U S LIQUIDS INC. ANNOUNCES COMPLETION OF RESTATEMENT OF PREVIOUSLY ISSUED
FINANCIAL STATEMENTS AND OPERATING RESULTS FOR THE FIRST QUARTER 2003

     Houston, TX, July 3, 2003 — U S Liquids Inc. (AMEX: USL), a leading provider of liquid waste management services, announced that it expects to file today with the Securities and Exchange Commission an amended Annual Report on Form 10-K/A containing restated financial results for the years ended December 31, 2002, 2001 and 2000. The restatement reduced previously reported operating income by approximately $2.1 million over the three-year period.

     The Company previously announced that it had discovered improper accounting entries at one of its business units. The Audit Committee of the Board of Directors directed an independent investigation into the improper accounting entries and engaged the Detroit law firm of Butzel Long to conduct the investigation. Butzel Long retained BDO Seidman as accountants to assist with the investigation. The investigation confirmed the Company’s original estimate of the amount of the overstatement of its financial results for the three-year period ending December 31, 2002.

     DISCONTINUED OPERATIONS

     During the fourth quarter of 2002, U S Liquids decided to divest of or suspend operations at several non-core businesses in its Commercial Wastewater Division. In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company has reported the assets, liabilities and results of operations of those businesses separately as discontinued operations and restated all prior period financial information to present the results of continuing and discontinued operations separately. As a result, the comparative prior period information included in this press release has been and in all future releases will be restated to include only the continuing operations of the Company.

     RESULTS OF OPERATIONS

     For the quarter ended March 31, 2003, U S Liquids reported revenues of $36.8 million compared to $35.9 million in the prior year quarter. EBITDA (earnings before interest, taxes, depreciation, and amortization) from continuing operations was $4.1 million for the quarter compared to $5.0 million for the comparable 2002 quarter. The loss from continuing operations for the quarter was $1.9 million or $0.12 per share compared to income of $0.6 million or $0.03 per share in the first quarter of 2002. The Company’s net income for the quarter, including discontinued

operations and the cumulative effect of change in accounting principle, was $0.7 million or $0.04 per share compared to a net loss of $88.3 million or $5.27 per share in the prior year period.

Goodwill

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, the amortization of goodwill is discontinued and an impairment test is performed upon adoption. In accordance with SFAS No. 142, an impairment charge of $87.8 million, net of tax, was recorded on adoption in the first quarter of 2002. This charge was reflected as a cumulative effect of change in accounting principle in the first quarter of 2002. The impairment test under SFAS No. 142 is required to be performed annually unless an impairment indicator exists.

Accounting For Asset Retirement Obligations

     Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 143, Accounting For Asset Retirement Obligations. SFAS No. 143 requires that the discounted fair value of the liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of the fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Historically, the Company has recorded the gross estimated retirement obligation at the time the related asset is acquired. As a result of adopting SFAS No. 143, the Company recognized $2.7 million of income as a cumulative effect of change in accounting principle in the first quarter of 2003.

Change in Segment Reporting

     Effective January 1, 2003, the Company began reporting the results of its beverage recycling business as a separate segment. Previously, the beverage business had been included in the Commercial Wastewater Division. Prior period results have been reclassified in order to be comparable to 2003 results.

Industrial Wastewater Division

     The Industrial Wastewater Division reported revenues of $14.8 million for the quarter ended March 31, 2003 compared to $13.9 million during the comparable prior year quarter. Operating income for the quarter was $1.3 million compared to $35,000 in the prior year quarter. Revenues at the Division’s Florida, Arizona and Georgia facilities increased compared to the prior year quarter more than offsetting minor decreases at the Detroit and East Palo Alto facilities. Operating income for the quarter increased at all of the Division’s facilities compared to the comparable prior year quarter primarily due to the increase in revenue and the impact of the Company’s 2002 cost reduction initiatives.

Commercial Wastewater Division

     The Commercial Wastewater Division reported revenues of $11.0 million for the quarter, a slight decrease compared to $11.6 million for the comparable prior year quarter. The Division had operating income of $0.1 million compared to $0.6 million in the prior year quarter. The decrease in operating income for the quarter compared to the prior year quarter is primarily due to lower revenues.

Oilfield Waste Division

     The Oilfield Waste Division reported revenues of $5.7 million for the quarter compared to $5.4 million in the comparable prior year quarter. Operating income for the quarter was $1.5 million compared to $3.0 million in the prior year quarter. In 2002, the Company had first quarter revenues of $2.4 million from its contract with Newpark Resources that was terminated on July 1, 2002. On a comparable basis, revenues increased by $2.7 million compared to the prior year quarter due to the effect of improving market conditions and the Company’s Trinity acquisition. The decrease in operating income compared to the prior year quarter is primarily because the Trinity transfer stations are not yet operating at a level where the margins from offshore business are as great as the margins attributable to the Newpark contract.

Beverage Division

     The Beverage Division had revenues of $5.4 million for the quarter ended March 31, 2003 compared to $5.0 million in the prior year quarter. Operating income was $0.5 million in both the current and prior year quarters. Operating income was flat on slightly higher revenues in the first quarter of 2003 compared to the comparable prior year quarter primarily due to a change in the classification of fuel tax credits.

Other Information

     The Company recently modified its credit facility to extend its maturity date to July 31, 2003. The Company is engaged in discussions with its lenders to further extend the maturity date of the credit facility, provide for the Company’s liquidity needs and modify certain covenants. No assurances can be given that the Company will be able to obtain replacement financing or extend the credit facility by July 31, 2003. Currently, the Company is not in compliance with certain covenants under the facility. A default under the Company’s credit facility could result in the maturity of substantially all of the Company’s indebtedness being accelerated.

     The Company continues to review all of its alternatives to reduce its indebtedness. These alternatives include sales of assets or operating divisions or issuances of common stock or other securities. The proceeds of any such transaction would be used to reduce the Company’s outstanding debt. No assurances can be made that any such transaction will be successfully consummated. Any refinancing or business sale transaction is expected to result in either substantial dilution to current stockholders or significant reduction in the size of the Company.

     EBITDA, or earnings before interest, taxes, depreciation and amortization, is a non-GAAP financial measure provided by the Company in this press release. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. The Company has included EBITDA because the Company believes it is an indicative measure of the Company’s operating performance and the Company’s ability to meet its debt service requirements and because EBITDA is used by investors and analysts to evaluate companies in the waste management industry. EBITDA is also a measure utilized in financial covenants contained in our existing credit facility. As presented by the Company, EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA should be considered in addition to, not as a substitute for, operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

     Below is a reconciliation of net income (loss) to EBITDA excluding goodwill-related charges, discontinued operations and the cumulative effect of a change in accounting principle for the periods ended March 31, 2003 and 2002:

	March 31st:

	2003	2002

		(As restated)
Net income (loss)	$715	$(88,281)

Add:
Interest expense	3,332	1,662
Interest income	(13)	(15)
Income taxes	45	64
Depreciation and amortization	2,678	2,690

EBITDA	6,757	(83,880)
Cumulative effect of change in accounting principle	(2,708)	87,823

	4,049	3,943
Add loss on discontinued commercial operations, net of tax	70	1,024

EBITDA excluding goodwill related charges and discontinued operations	$4,119	$4,967

     This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Key factors that could cause actual results to differ materially from expectations include, but are not limited to: (1) the Company’s inability to further extend its credit facility or obtain alternative financing; (2) uncertainties caused by the Company’s failure to comply with the terms of its credit facility; (3) the impact that our financial condition may have on our customers, suppliers and employees; (4) the Company’s general lack of liquidity; (5) the outcome of litigation and administrative proceedings pending against the Company; (6) obtaining or maintaining of governmental permits and approvals required for the operation of the Company’s facilities; (7) changes in the laws and regulations governing the Company’s operations; (8) the failure to comply with laws and regulations governing the Company’s operations; and (9) the insufficiency of the Company’s insurance coverage or the impact of the insolvency of Reliance Insurance Company. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission.

     Headquartered in Houston, Texas, U S Liquids is a leading provider of liquid waste management services. Assuming the sale of certain operations held for sale or closure, U S Liquids operates 40 facilities in 16 states and has more than 10,000 customers. For more information, visit the Company’s web site at www.usliquids.com.

U S LIQUIDS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Quarter Ended
	March 31,

	2003	2002

		(As Restated)
Revenues	$36,830	$35,911
Operating expenses	27,926	25,176

Operating margin	8,904	10,735
Selling, general and administrative expenses	5,143	5,915
Depreciation and amortization	2,678	2,690
Special income	(304)	0

Operating income	1,387	2,130
Other income, net	(67)	(162)
Interest expense	3,332	1,662

Income (loss) from continuing operations before income taxes	(1,878)	630
Income taxes	45	64

Income (loss) from continuing operations	(1,923)	566
Loss on discontinued operations, net of tax	(70)	(1,024)
Cumulative effect of change in accounting principle	(2,708)	87,823

Net income (loss)	$715	$(88,281)

EBITDA from continuing operations	$4,119	$4,967

Net income (loss) per share:
Continuing operations	$(0.12)	$0.03
Discontinued operations	(0.00)	(0.06)
Cumulative effect of change in accounting principle	0.17	(5.24)

Total	$0.04	$(5.27)

Shares utilized	16,318	16,747

Percentage of Revenues
Revenues	100.0%	100.0%
Operating margin	24.2%	29.9%
Selling, general and administrative expenses	14.0%	16.5%
Depreciation and amortization	7.3%	7.5%
Special income	-0.8%	0.0%
Operating income	3.8%	5.9%
Income (loss) from continuing operations before income taxes	-5.1%	1.8%
EBITDA from continuing operations	11.2%	13.8%

U S LIQUIDS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)
Additional Segment Information

	Quarter Ended
	March 31,

	2003	2002

		(As Restated)
Revenues:
Industrial	$14,751	$13,889
Commercial	10,981	11,586
Oilfield Waste	5,697	5,410
Beverage	5,401	5,026

Total segment revenues	$36,830	$35,911

Operating income
Industrial	$1,258	$35
Commercial	100	644
Oilfield Waste	1,540	2,951
Beverage	458	545

Total segment operating income	3,356	4,175
General corporate expense	2,273	2,045

Operating income before special income	1,083	2,130
Special income	(304)	—

Operating income	$1,387	$2,130

Percentage of Revenues
Revenues:
Industrial	40.1%	38.7%
Commercial	29.8%	32.3%
Oilfield Waste	15.5%	15.1%
Beverage	14.7%	14.0%

Total segment revenues	100.0%	100.0%
Operating income:
Industrial	8.5%	0.3%
Commercial	0.9%	5.6%
Oilfield Waste	27.0%	54.5%
Beverage	8.5%	10.8%

Total segment operating income	9.1%	11.6%
General corporate expense	6.2%	5.7%
Operating income before special income	2.9%	5.9%
Special income	-0.8%	0.0%
Operating income	3.8%	5.9%